Exhibit 99.1
                TELEPHONE AND DATA SYSTEMS, INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                                    Unaudited
                                                       Twelve Months Ended
                                                           September 30,
                                                       -------------------
                                                         1995          1994
                                                       ----------------------
                                                        (Dollars in thousands,
                                                       except per share amounts)
OPERATING REVENUES
    Cellular telephone                               $  451,027    $ 299,156
    Telephone                                           347,829      289,600
    Radio paging                                        105,036       87,635
                                                       --------    ---------
        Total operating revenues                        903,892      676,391
                                                       --------    ---------
OPERATING EXPENSES
    Cellular telephone                                  412,373      289,606
    Telephone                                           250,700      204,620
    Radio paging                                        112,068       86,093
                                                       --------    ---------
        Total operating expenses                        775,141      580,319
                                                       --------    ---------

OPERATING INCOME                                        128,751       96,072
                                                       --------    ---------
INVESTMENT AND OTHER INCOME
    Interest and dividend income                         12,763       10,071
    Minority share of income                            (22,004)      (6,859)
    Cellular investment income, net of license cost
        amortization                                     35,399       24,811
    Gain on sale of cellular interests and other
        investments                                      87,206           --
    Other income, net                                    (6,673)         504
                                                       --------    ---------
                                                        106,691       28,527
                                                       --------    ---------
INCOME BEFORE INTEREST AND INCOME TAXES                 235,442      124,599
Interest expense                                         51,682       38,345
                                                       --------    ---------
INCOME BEFORE INCOME TAXES                              183,760       86,254
Income tax expense                                       77,014       37,848
                                                       --------    ---------
NET INCOME BEFORE CUMULATIVE EFFECT
    OF ACCOUNTING CHANGES                               106,746       48,406
Cumulative effect of accounting changes                      --         (723)
                                                       --------    ---------
NET INCOME                                              106,746       47,683
Preferred Dividend Requirement                           (1,933)      (2,318)
                                                       --------     --------
NET INCOME AVAILABLE TO COMMON                        $ 104,813    $  45,365
                                                       ========     ========

WEIGHTED AVERAGE COMMON SHARES (000s)                    57,592       52,365

EARNINGS PER COMMON SHARE:
    Before cumulative effect of accounting changes    $    1.82    $     .88
    Cumulative effect of accounting changes                --           (.01)
                                                      ---------    ---------
    Net Income                                        $    1.82    $     .87
                                                      =========    =========
DIVIDENDS PER COMMON AND SERIES A
    COMMON SHARE                                      $    .375    $    .355
                                                      =========    =========


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